                                                               Exhibit 4.3
                                                               -----------

                                     AMENDMENT

                                          TO

                         RIGHTS AGREEMENT DATED JULY 12, 1996


     This Amendment executed between ConAgra, Inc. (the "Company") and ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon") dated as of July 10, 1998 amends the Rights Agreement between the Company and ChaseMellon dated July 12, 1996 (the "Rights Agreement").

                                       RECITALS

     A. Section 21 of the Rights Agreement permits the Company to remove a Rights Agent (as defined in the Rights Agreement) and appoint a successor Rights Agent.

     B. Pursuant to the terms of the Rights Agreement, ChaseMellon serves as the Rights Agent.

     C. The Company has appointed Norwest Bank of Minnesota, N.A. ("Norwest") as its transfer agent and registrar and dividend disbursing agent and Rights Agent pursuant to a resolution adopted by the Board of Directors of the Company on July 10, 1998.

     D. Pursuant to Section 21 of the Rights Agreement, the Company has provided notification to ChaseMellon on July 10, 1998 that it has appointed Norwest as Rights Agent effective August 10, 1998.

     NOW, THEREFORE, the Company and ChaseMellon agree as follows:

     Effective August 10, 1998, the term "Rights Agent" shall be amended to mean Norwest and its successors and assigns or any successor entity appointed by the Company.

     The fifth sentence of Section 21 is deleted and is replaced with the following:

     Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state of the United States or the District of Columbia so long as such corporation is in good standing, and is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million.

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     Section 26 is amended by deleting the address for the Rights Agent provided for and inserting instead:

                         Norwest Bank of Minnesota, N.A.
                         161 North Concord Exchange
                         South St. Paul, MN  55075

     This amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

     This amendment may be executed in counterparts and each such counterpart shall be deemed to be an original.

     The Rights Agreement as amended by this Amendment shall be read together to constitute one agreement.

CONAGRA, INC.                 CHASEMELLON SHAREHOLDER SERVICES, L.L.C.



By:  /s/ J. P. O'Donnell                     By:  /s/ Stanley E. Siekierski
     ----------------------------------           ------------------------------
     J.P. O'Donnell                                       Stanley E. Siekierski
     Executive Vice President,                    Title:  Vice President
     Chief Financial Officer and
     Corporate Secretary

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

     Norwest Bank of Minnesota, N.A. herewith accepts appointment as successor Rights Agent effective August 10, 1998 as described in the attached Amendment dated as of July 10, 1998 to Rights Agreement between ConAgra, Inc. and ChaseMellon Shareholder Services, L.L.C. dated July 12, 1996.

                         NORWEST BANK OF MINNESOTA, N.A.


                                   /s/ Lisa Dornburg
                         By:       Lisa Dornburg
                         Title:    OFFICER, NORWEST BANK MN, N.A.

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